CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THE `[**]` SYMBOL INDICATES THAT INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2 AND THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

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DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement ("Agreement") is entered into and is effective as of June 19, 2002 (the "Effective Date"), by and between Toshiba Corporation, a Japanese corporation having its principal place of business at 1-1 Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan and its majority owned subsidiaries ("Toshiba") and M-Systems Flash Disk Pioneers Ltd., an Israeli corporation having its principal place of business at 7 Atir Yeda St., Kfar Saba, 44425, Israel, and its majority owned subsidiaries ("M-Systems").

RECITALS

WHEREAS, Toshiba is a leading designer and manufacturer of flash memory products; and

WHEREAS, M-Systems is a leading developer of flash disk controller and file system technologies; and

WHEREAS, the parties have entered into (i) a Development and License Agreement (the "MDOC-64 D&L Agreement") dated June 5, 1998, defining the terms and conditions for a joint development and related license of the MDOC-64 (as defined in such agreement), (ii) an additional Development and License Agreement (the "MDOC-256 D&L Agreement") dated July 4, 2000 defining the terms and conditions for a joint development and related license of the MDOC-256 (as defined in such agreement), and (iii) an additional Development and License Agreement (the "MDOC-128 D&L Agreement") effective as of October 25, 2001, defining the terms and conditions for a joint development and related license of the MDOC-128 (as defined in such agreement) ; and

WHEREAS, M-Systems Inc. and Toshiba America Electronic Components, Inc. have entered into a Master Purchase Agreement dated August 10, 1998 (the "Master Purchase Agreement"), which has been assigned to M-Systems Flash Disk Pioneers Ltd. and Toshiba Corporation, respectively; and

WHEREAS, the parties further desire to combine their respective strengths to develop a product, referred to herein as MDOC-512, that combines Toshiba`s 512 Mbit binary or MLC NAND flash design with M-Systems` flash file system and NAND Flash Disk Controller technologies in a

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single NAND flash chip that will be able to function as a linear Flash Disk; and

WHEREAS, the parties wish to add new exhibits to the Master Purchase Agreement and to include the MDOC-512 developed under this Agreement under the terms of such Master Purchase Agreement; and

WHEREAS, the cooperation under this Agreement is intended to provide both companies with a highly integrated and competitive product; and

WHEREAS, the parties further desire for Toshiba to manufacture the MDOC-512 Units and Combo Units (as hereinafter defined) for sale by M-Systems and Toshiba, and to undertake certain joint and independent marketing efforts to promote support for the MDOC-512 architecture.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth in this Agreement, the parties agree as follows:

AGREEMENT

1 DEFINITIONS

1.1 "Affiliated Company" means a corporation or other entity: (a) of which Toshiba owns, directly or indirectly, more than 50% of the outstanding shares entitled to vote for the board of directors or other governing body, or, if there is no such outstanding shares, more than 50% of ownership interest representing the right to make decisions for such entities; (b) which owns, directly or indirectly, more than 50% of the outstanding shares entitled to vote for the board of directors or other governing body of Toshiba; or (c) of which, more than 50% of the outstanding shares entitled to vote for the board of directors or other governing body, or, if there is no such outstanding shares, more than 50% of ownership interest representing the right to make decisions for such entities, is owned, directly or indirectly, by a corporation or other entity described in clause (b) of this Section.

1.2 "Availability of Commercial Samples" means the first availability of MDOC-512 samples to customers where development is substantially complete and such samples are ready for qualification testing of MDOC-512 for incorporation into other products.

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1.3 "Combo Revenue" means the sum of all payments invoiced by Toshiba and/or its Affiliated Companies (other than invoices issued to M-Systems) for Combo Units, provided that the calculated amount per such Combo Unit shall be equal to the average selling price of Toshiba and/or its Affiliated Companies to its customers, in the applicable Royalty Period, of the applicable MDOC-512 Unit contained in such Combo Unit, and provided however that if Toshiba and/or its Affiliated Companies have not sold any such applicable MDOC-512 Unit, then the agreed invoiced amount per such Combo Unit shall be the average price of MDOC-512 Units Toshiba has sold to M-Systems in the applicable Royalty Period.

In the case of a sale of Combo Units by Toshiba to an Affiliated Company which is then incorporated into another product with substantial additional value prior to being sold to a customer, the calculation of the "Combo Revenue" as set forth above will be based on a price equal the greater of: (i) the average selling price charged by Toshiba to the Affiliated Company, in the applicable Royalty Period, of the applicable MDOC-512 Unit contained in such Combo Unit, if any, or (ii) the average selling price paid to Toshiba for the applicable MDOC-512 Unit contained in such Combo Unit during the applicable Royalty Period by customers who are not Affiliated Companies, multiplied by the number of units sold to the Affiliated Company, provided however that if Toshiba and/or its Affiliated Companies have not sold any such applicable MDOC-512 Unit, then the agreed invoiced amount per such Combo Unit shall be the average price of MDOC-512 Units Toshiba has sold to M-Systems in the applicable Royalty Period.

1.4 "Combo Unit" means a multi chip package product which includes the MDOC-512 as one of its components.

1.5 "Confidential Information" means: (a) the Specifications, the Deliverables, the MDOC-512`s, Toshiba Technology, the M-Systems Technology, the Developed Technology and any trade secrets related to any of the foregoing; (b) any information designated by the disclosing party as confidential in writing or, if disclosed orally, reduced to writing within thirty (30) days; (c) the terms and conditions of this Agreement, and (d) any third party intellectual property license agreements; provided, however that "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) can be shown by documentary evidence to have been known and reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) can be shown by documentary evidence to have been independently developed or learned by the receiving

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         party; (iv) can be shown by documentary evidence to have been lawfully obtained from a third party who has the right to make such disclosure; or (v) is released for publication by the disclosing party in writing.

1.6 "Deliverable" means an item to be delivered by a party in order to achieve a Milestone and identified as a deliverable in Exhibit C.

1.6A "Developed Technology" means the results of the development works performed under this Agreement, as described in Exhibit B.

1.7 "Development Responsibilities" means the respective responsibilities for development of the MDOC-512 described in Exhibit C.

1.8 "Fiscal Year" means the period from January 1st to December 31st.

1.9 "Improvements" means with respect to patentable subject matter any improvement to such subject matter that would infringe one or more claims of the original patent, with respect to copyrightable material any derivative work of such copyrightable material, with respect to trade secrets, any new design or implementation that incorporates such trade secret; provided, however, that in no event will the M‑Systems Technology be considered an Improvement to the Toshiba Technology and in no event will the Toshiba Technology be considered an Improvement to the M-Systems Technology.

1.10 "J&KMM" means Japanese and Korean mobile phone manufacturers which have both headquarters and mobile phone R&D facilities in Japan and/or Korea.

1.11 "J&KMM Revenue" means the aggregate MDOC-512 Revenue and Combo Revenue invoiced by Toshiba and/or its Affiliated Companies solely from J&KMM.

1.12 "MDOC-512 Revenue" means the sum of all payments invoiced by Toshiba and/or its Affiliated Companies (other than invoices issued to M-Systems) for MDOC-512 Units. In the case of a sale of MDOC-512 Units by Toshiba to an Affiliated Company which is then incorporated into another product with substantial additional value prior to being sold to a customer, the MDOC-512 Revenue will be deemed to be the greater of: (i) the price invoiced by Toshiba to the Affiliated Company, or (ii) the average selling price paid to Toshiba for each MDOC-512 Unit during the applicable Royalty Period by customers who are not

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        Affiliated Companies, multiplied by the number of units sold to the Affiliated Company.

1.13 "MDOC-512" means the 512 MBit Monolithic binary and/or Multi-Level-Cell ("MLC") DiskOnChip die that combines Toshiba`s 512 Mbit binary or MLC NAND flash design with M-Systems` flash file system and NAND Flash Disk Controller technologies in a single NAND flash die, as more fully described in Exhibit A hereto.

1.14 "MDOC-512 Unit" means any form of packaged MDOC-512, as more fully described in Exhibit A.

1.15 "Milestone" means completion of a phase of the development of the MDOC-512 identified as a milestone in Exhibit C.

1.16 "M-Systems Technology" means the DiskOnChip design and technology, including NFDC, and True Flash File System design and technology, as more fully described in Exhibit B.

1.17 "[**] Revenue" means the aggregate MDOC-512 Revenue and Combo Revenue invoiced by Toshiba and/or its Affiliated Companies solely from [**].

1.18 "NRE Costs" shall mean Toshiba`s out of pocket expenses relating to the masks, development lots and other hardware and equipment used for the development of the MDOC-512.

1.19 "Royalty Period" means each fiscal quarter as follows: from January 1 to March 31, from April 1 to June 30, from July 1 to September 30 and from October 1 to December 31.

1.20 "Schedule" means the development schedule set forth in Exhibit C.

1.21 "Specifications" means the specifications for the MDOC-512 attached hereto as Exhibit A.

1.22 Deleted.

1.23 "Toshiba Market Share" means an amount equal to: (i) the aggregate number of  MDOC-512 Units and Combo Units sold by Toshiba (except for sales to M-Systems, [**] and J&KMM) during a Fiscal Year, divided by (ii) (a) the aggregate number of MDOC-512 Units and Combo Units sold by Toshiba (other than to M-Systems), plus (b) the aggregate number of

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        MDOC-512 Units and Combo Units sold by M-Systems, minus (c) the aggregate number of MDOC-512 Units and Combo Units sold by Toshiba and/or M-Systems to [**] /or to J&KMM, combined over the same Fiscal Year, expressed as a percentage. The parties shall discuss in good faith and may mutually agree in writing to further exclude certain other company or companies for purpose of calculating the Toshiba Market Share as defined herein.

1.24 "Toshiba Technology" means the MDOC-512 design and maskwork, but not any M‑Systems Technology incorporated therein, and NAND flash technology as more fully described in Exhibit B.

1.25 "World Revenue" means the aggregate MDOC-512 Revenue and Combo Revenue invoiced by Toshiba and/or its Affiliated Companies to any third parties other than J&KMM or [**].

2 DEVELOPMENT EFFORT

2.1 Development Responsibilities. Each of Toshiba and M-Systems will be responsible for their respective Development Responsibilities, as outlined in Exhibit C. Each party will complete its Development Responsibilities and achieve its Milestones in accordance with the Schedule.  For each day a party is late in achieving a Milestone, then in addition to any other remedies the other party may have, the deadlines for the other party`s outstanding Milestones will be extended one day.  If for any reason the development does not proceed in accordance with the Schedule, either party may request a meeting to discuss the delay.  If such a meeting is requested, the parties shall meet and discuss in good faith mechanisms to expedite development and avoid further delays, and will make necessary adjustments to the Schedule.  If a party causes a delay in excess of one hundred twenty (120) days in achieving any Milestone, then the other party may terminate this Agreement pursuant to Section 11.

2.2 Deliverables.  When a party believes it has achieved a Milestone, it will deliver to the other party the corresponding Deliverable for evaluation and testing.  If the other party identifies areas in which the Deliverable fails to conform with the Specifications, it will provide written notice to the first party specifying with particularity such alleged non-conformities and the first party will correct such non-conformities as soon as reasonably possible and re-deliver the corrected Deliverable for further evaluation and testing.  This process will be repeated until all non-conformities are corrected.  A party will be deemed to have achieved

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           a Milestone only upon delivering a conforming Deliverable unless the other party accepts in writing a non-conforming Deliverable as having met the Milestone.

2.3 Progress Reports.   Each party will provide to the other written progress reports on a monthly basis, and as requested by the other party, describing the status of each Milestone for which the party supplying the report is responsible.  Each report shall indicate progress as follows:

(a) Status of progress to current scheduled Milestone;

(b) Short description of any problems in meeting such Milestone, and proposed recovery method to correct such problems;

(c) Probability of meeting next Milestone on Schedule; and

(d) Any other information pertaining to the development reasonably requested by the other party.

2.4 Design Review. In addition to the design reviews specified in the Schedule, M-Systems is entitled to conduct periodic design reviews to ensure its satisfaction with the development effort.  Upon reasonable notice, Toshiba shall allow M-Systems, during Toshiba's normal business hours, to visit its places of business for development and manufacturing to discuss and inspect the status of the development of the MDOC-512.

2.5 Changes to the Specification. M-Systems is entitled to request modifications to the Specifications at any time during the development of the MDOC-512.  Such requests shall be submitted by M-Systems to Toshiba in writing. If any such modification of the Specifications materially increases or decreases the cost or time of performance of the development, the parties will negotiate an equitable adjustment to the Agreement.  Subject to Toshiba`s consent to such requested modifications, which shall not be unreasonably withheld, and upon receipt of M-Systems' written approval, Toshiba will proceed with the implementation of the prescribed changes, and the Specifications and other applicable Exhibits to the Agreement shall be modified accordingly to reflect such agreed upon changes.  In addition, Toshiba may at any time propose modifications to the Specifications for the purpose of increasing performance or reducing cost of MDOC-512 during the development of MDOC-512.  Such changes will be made only upon written agreement of

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            both parties. The parties further understand that the Specifications can be modified upon the mutual agreement from time to time during the course of the development, if the development process requires such modification.

2.6  Resource Commitment.  The parties will commit appropriate resources for development, manufacturing and marketing of the MDOC-512 Units to meet their obligations under this Agreement.

3 PAYMENTS

3.1 Development Payments by M-Systems. Each party shall bear its own expenses in connection with completion of its Development Responsibilities. Notwithstanding the above, M-Systems will pay to Toshiba for the development of the binary and MLC MDOC-512 a total amount of [**], such amount to be paid in installments as set forth below, which shall be referred to as "M-Systems NRE Payments" (the parties acknowledge that the M-Systems NRE Payments represent 50% of the estimated NRE Costs in connection with the development of the binary and MLC MDOC-512 hereunder). Each payment of the M-Systems NRE Payments shall be made by M-Systems within thirty (30) days of each milestone.

Milestone	M-Systems NRE Payments for Binary MDOC-512	M-Systems NRE Payments for MLC MDOC-512
Execution of the Agreement	To be discussed	[**]
Sign off	To be discussed	[**]
Shipment of the first customer sample	To be discussed	[**]
Start of the mass production	To be discussed	[**]

Upon such time that Toshiba`s aggregate (i) MDOC-512 Revenue and the Combo Revenue

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(to be calculated in accordance with the provisions of Sections 1.12 and 1.3 above), plus (ii) any invoiced sales by Toshiba and its Affiliated Companies to M-Systems for the sale of MDOC-512 Units and Combo Units, calculated in accordance with the guidelines set forth in Sections 1.12 and 1.3 above, reach US$100,000,000, Toshiba shall, within sixty (60) days from receipt of an invoice issued by M-Systems after such date, reimburse M-Systems for all aggregate M-Systems NRE Payments made by M-Systems in accordance with this Section 3.1. M-Systems shall have a right to set off such M-Systems NRE Payments not repaid to it by Toshiba as set forth above from any payments due from M-Systems to Toshiba under the Master Purchase Agreement.

3.2 Royalty Payments by Toshiba. Toshiba will make royalty payments to M-Systems in U.S. dollars in connection with the sale of MDOC-512 Units and Combo Units (except for sales to M-Systems) at the times and royalty rates set forth in this Section 3.2.  The initial royalty payment shall cover all of Toshiba`s MDOC-512 Revenue and the Combo Revenue during the period beginning on the first commercial shipment of MDOC-512 Units or Combo Units and ending at the end of the Royalty Period immediately preceding Toshiba`s initial royalty payment. All royalty payments will be made within sixty (60) days following the close of each Royalty Period based on Toshiba`s MDOC-512 Revenue and the Combo Revenue within such Royalty Period. Each royalty payment will be accompanied by a statement certified by Toshiba describing the number of units of MDOC-512 Units and Combo Units sold, the amount of MDOC-512 Revenue and Combo Revenue, the allocation between World Revenue, J&KMM Revenue and [**] Revenue, the actual amounts received by Toshiba and/or its Affiliated Companies in connection with MDOC-512 Revenue and/or Combo Revenue, a calculation of the amount of royalties, and the amount of royalties being paid. In the event that any MDOC-512 Revenue and/or Combo Revenue invoiced by Toshiba and/or its Affiliated Companies is not received by such companies within 90 days from the payment date set forth in such invoice (such unpaid amount to be referred to as the "Unpaid Amount"), then the MDOC-512 Revenue and/or Combo Revenue for the next Royalty Period after such date shall be decreased by the Unpaid Amount, provided that if the Unpaid Amount is received by Toshiba and/or its Affiliated Companies at any time thereafter, such Unpaid Amount shall be added to the MDOC-512 Revenue and/or Combo Revenue for the Royalty Period during which such Unpaid Amount is received. MDOC-512 Revenue and Combo Revenue invoiced in currencies other than U.S. dollars will be converted based on the exchange rate at the close of the last business day of the applicable Royalty Period in the foreign currency exchange market of Tokyo.  Each royalty statement will include a listing of each exchange rate used in calculating the

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           royalty payment for the Royalty Period covered by such statement. Notwithstanding the above, Toshiba undertakes that any sale of MDOC-512 Units and/or Combo Units to an Affiliated Company shall be evidenced by an applicable invoice of Toshiba.

The royalty rate for each Fiscal Year will be equal to (a) [**] of the World Revenue, (b) [**] of the [**] Revenue, and (c) [**] of the J&KMM Revenue, provided that such royalty rate shall be reduced to [**] for J&KMM Revenue above [**], with no limitation for such Fiscal Year.

Provided, however, that if M-Systems provides written notice to Toshiba that the Toshiba Market Share in any Fiscal Year exceeded 50%, then the royalty rate due to M-Systems for all MDOC-512 Units and Combo Units sold in such Fiscal Year in excess of the 50% market share will be [**] of the average price of MDOC-512 Revenue and Combo Revenue, during such Fiscal Year  (the "Additional Royalties"). Such notice will be accompanied by a certified statement from M-Systems stating the number of MDOC-512 Units and Combo Units sold by M-Systems during such Fiscal Year, the number of MDOC-512 Units and Combo Units sold by Toshiba in excess of a 50% Toshiba Market  Share, and the amount of excess royalties owed to M-Systems. The actual payment to M-Systems of any aggregate Additional Royalties, if due, shall be made by Toshiba to M-Systems within thirty (30) days from M-Systems` invoice date. In the event of a dispute as to the outcome of the calculation of the Toshiba Market Share under this paragraph, the parties agree to cooperate in good faith and use best efforts to agree on the outcome of the calculation of the Toshiba Market Share.

The purpose of this Section 3.2 is to encourage both parties to market MDOC-512 actively, to establish the healthy business model, and to expand the market share together.  If Toshiba has a good reason to believe that M-Systems has not actively marketed MDOC-512 to its customers Toshiba is entitled to discuss in good faith with M-Systems on the applicability of the calculation of the Additional Royalties set forth in the paragraph above (for the avoidance of doubt, the royalty rates set forth in the first two paragraph of this Section 3.2 shall not be subject to any adjustment).

3.3 Records and Audit.  Toshiba and M-Systems shall keep and maintain appropriate books and records necessary for verification that the applicable royalties have been paid.  For four (4) Fiscal Years after the end of each Fiscal Year, each of M-Systems and Toshiba shall be entitled, not more than once annually to retain independent auditors at its own expense, to

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           review the other party`s books and records for the purpose of verifying the accuracy of the statements provided and amounts invoiced and paid pursuant to this Section 3. Any underpayment or overpayment by a party determined as a result of the audit will be reflected in the following Royalty Period`s statement and payment.  If such audit verifies an underpayment error of greater than seven and a half percent (7.5%) of the aggregate royalties paid for the period being reviewed, the party subject to the review shall reimburse the reviewing party for the cost of such audit. If the audit verifies an overpayment error that exceeds the cost of the audit, the reviewing party shall reimburse the reviewed party for the amount of the error after deducting the cost of the audit. Each party shall pay all amounts when due, and any amounts not paid when due (including any amounts found to be due as a result of an audit) shall accrue interest at the annual rate of two percentage points higher than the prime interest rate quoted by the head office of Citibank, N.A., New York, at the close of banking on such due date or on the first business day thereafter if such date falls on a non-business day, or the highest rate allowed by law, if lower, from the date when the payment should have been paid and ending when paid.

3.4             Payment Account.  All payments under this agreement from a party to the other party hereto shall be made by  telegraphic transfer to the following bank accounts;

Payment to Toshiba:	Payment to M-Systems:

Toshiba Corporation	M-Systems Flash Disk Pioneers Ltd.
Sumitomo-Mitsui Banking Corporation	Bank Hapoalim
Head Office	Hadar-Yosef branch (#610)
Account No: 5187873	Account No: 389300
1-1-2, Yurakucho, Chiyoda-ku	27 Pinchas Rosen St.
Tokyo, 100 Japan	Tel Aviv, Israel
Telephone: +81-3-3501-1111

3.5 Tax.  All amounts paid to M-Systems under this Agreement which are subject to tax withholding shall be net of ten (10) percent withholding which will be paid by Toshiba to the Japanese tax authorities on behalf of M-Systems. Toshiba shall make all filings necessary to withhold taxes at such rate and shall provide M-Systems with the evidence that such amounts have been withheld.

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4 OWNERSHIP, LICENSES AND SUPPORT

4.1 Ownership and License to Improvements.  Toshiba owns the Toshiba Technology and all intellectual property rights incorporated therein, without derogating from M-Systems` ownership of the M-Systems Technology and M-Systems` license rights as set forth in Section 4.2 below.  M-Systems owns the M-Systems Technology and all intellectual property rights incorporated therein, without derogating from Toshiba`s ownership of the Toshiba Technology and Toshiba`s license rights as set forth in Sections 4.3 and 4.4 below.  The Developed Technology shall be jointly owned by M-Systems and Toshiba, and each party has the right to use, reproduce and otherwise dispose of such Developed Technology for any purpose, provided that the right of Toshiba or M-Systems to grant license to any third party and have any products manufactured by any third party using such Developed Technology shall be subject to the conditions set forth in Sections 4.2, 4.3 and 4.4 below. To the extent employees or contractors of M-Systems develop any Improvements to the Toshiba Technology in the course of development of the MDOC-512, M-Systems hereby grants to Toshiba a non-exclusive, irrevocable, perpetual, worldwide, paid-up license to make, have made, use, sell, offer for sale, import, copy and distribute such Improvements including the right to sublicense any or all of these rights through multiple tiers. To the extent employees or contractors of Toshiba develop any Improvements to the M-Systems Technology in the course of development of the MDOC-512, Toshiba hereby grants to M-Systems a non-exclusive, irrevocable, perpetual, worldwide, paid-up license to make, have made, use, sell, offer for sale, import, copy and distribute such Improvements including the right to sublicense any or all of these rights through multiple tiers.

4.2 Rights and License Grant to M-Systems.  Toshiba hereby grants to M-Systems an irrevocable, perpetual, worldwide, unlimited and unconditional (except for the condition set forth in the continuation of this sentence), paid-up license to make, have made, use, sell, offer for sale, import, copy and distribute the MDOC-512`s and products incorporating MDOC-512 design and maskworks (including without limitation all related documentation, schematics, codes and all other relevant information), including the right to sublicense any or all of these rights through multiple tiers, subject only to M-Systems complying with its payment obligations with respect to the M-Systems NRE Payments under Section 3.1 of this Agreement; provided that such license expressly excludes Toshiba Technology including Toshiba NAND flash technology, as identified in Exhibit B, design or maskworks incorporated in the MDOC-512 and further excludes the right to disclose or license the Developed Technology to any third party.  In the event M-Systems desires to have a second source of MDOC-512 and have the second source use the Developed Technology, M-Systems and Toshiba shall upon a written request from M-Systems discuss in good faith and agree upon the terms and conditions for the license of the Developed Technology to any third party as such second source, including the grant of such license by Toshiba to such third party and/or the extent of Developed Technology to be disclosed by M-Systems to such third party.

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In the event M-Systems disagrees with Toshiba`s designation of any maskworks or designs as constituting Toshiba NAND flash technology, design or maskworks, M-Systems will send a written notice to Toshiba describing the disputed technology, maskworks or designs.

4.3 Rights and License Grant to Toshiba: Production for M-Systems. M-Systems hereby grants to Toshiba a non-exclusive, worldwide, paid-up license under M‑Systems` intellectual property rights in the M-Systems Technology as and to the extent needed to develop, make and have made the MDOC-512 Units and Combo Units for sale to M-Systems.

4.4 Rights and License Grant to Toshiba: Production for Third Parties.  M-Systems hereby grants to Toshiba a further non-exclusive, worldwide, royalty-bearing license under M-Systems` intellectual property rights in the M-Systems Technology as and to the extent needed to make, have made, sell, offer for sale, import, copy, and distribute the MDOC-512 Units and Combo Units to third parties either: (a) under a Toshiba trademark and/or tradename, and/or (b) for incorporation by Toshiba`s customer into another product bearing such customer`s trademark and/or tradename which adds substantial additional value. Toshiba shall not have the right to sublicense any of these rights except in connection with the distribution of MDOC-512 Units and Combo Units as specified in the preceding sentence.  The foregoing licenses under Section 4.3 above and this Section 4.4 shall be subject to Toshiba complying with its payment obligations under Sections 3.2 and 4.6; no other fees or royalties will be payable in connection therewith.

4.5 M-Systems` Support.  To ensure that Toshiba`s rights granted under Section 4.4 is properly done, M-Systems agrees to the followings:

(a) M-Systems will inform Toshiba of any upgrade or enhancement to the TrueFFS immediately after such upgrade or enhancement has been made available to its customers and without delay provide Toshiba with tools for system functionality test;

(b) M-Systems will provide TrueFFS and necessary technical support to any and all Toshiba`s customers as requested with no discrimination, such technical support to be in consideration for Additional Support Fees, as set forth in Section 4.6(b) below; and

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(c) In the event that a customer of Toshiba shall return a malfunctioning MDOC-512 Unit or Combo Unit to Toshiba within the earlier of (i) the warranty period provided to such customer by Toshiba, or (ii) 2 years after the date such unit has been sold to such customer, and the parties agree that such unit is malfunctioning due to an error relating to the design of the M-Systems Technology integrated in the malfunctioning unit, M-Systems shall, at its sole expense, use best reasonable efforts to cure such error and to amend such design as may be necessary so that such design shall comply with the specification thereof, and, in the event that Toshiba shall have to refund such customer the purchase price per such defected MDOC-512 Unit or Combo Unit, Toshiba shall be entitled to set-off from the next royalty payment the payments already made to M-Systems in connection with such sale.

4.6 Support Fees.

(a) M-Systems will provide Toshiba the following training and support in connection with the M-Systems Technology: (i) up to three (3) training sessions each of which totaling no more than three (3) days for Toshiba development and field engineers; (ii) providing Toshiba with source code and program flow chart of IPL (Initial Program Loader); (iii) guidance and necessary information to produce customer support documentation, such as MDOC-512 system specification, user guide, and application notes; and (iv) providing consulting support for Toshiba engineers to resolve Toshiba MDOC-512 Units and Combo Units customer problems. Support will be provided via e-mail and telephone from 9 AM to 5 PM (either Pacific Standard Time or Israel time).

In consideration for the training and support to be provided by M-Systems to Toshiba under this Section 4.6(a), Toshiba shall pay M-Systems, per each fiscal quarter, support fees (collectively, the "Support Fees") equal to the sum of (a) [**] of the World Revenue up to an aggregate World Revenue of [**] per Fiscal Year (and [**] thereafter per each Fiscal Year), plus (b) [**] of [**] Revenue up to an aggregate [**] Revenue of $US[**] per Fiscal Year (and [**] thereafter per each Fiscal Year), plus (c) [**] of the J&KMM Revenue for all J&KMM Revenue up to [**] per Fiscal Year and [**] for any J&KMM Revenue above $[**] and up to [**] for such Fiscal Year

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(and [**] thereafter per each Fiscal Year).  All Support Fees will be made within sixty (60) days following the close of each fiscal quarter based on Toshiba`s applicable revenue for such fiscal quarter.

(b) In the event that Toshiba wishes to receive from M-Systems (i) additional support not detailed in Section 4.6(a) above, or (ii) support set forth in Section 4.5(b) above, or (iii) subject to availability of M-Systems` engineers, on-site support, the parties will negotiate additional appropriate support fees (on top of the Support Fees set forth in Section 4.6(a) above) for such additional support (collectively, the "Additional Support Fees").  Toshiba will pay any travel, lodging, and other related pre-approved costs incurred by M-Systems in the event Toshiba requests on-site support or any training (except in connection with the training activities set forth in Section 4.6(a)(i) above) to take place at any location other than an M-Systems facility. M-Systems further agree to provide Toshiba`s customers with development support services relating to M-Systems Technology incorporated in MDOC-512 Units and Combo Units, provided however that the scope of such service and the additional compensation payable to M-Systems shall be mutually agreed between the parties. All Additional Support Fees and other payments under this Section 4.6(b) shall be paid by Toshiba within sixty (60) days from M-Systems` invoice.

(c) In addition, in the event that Toshiba sells the MDOC-512 Units and Combo Units to [**], M-Systems shall undertake to provide full technical support to [**] on terms agreed upon by and between M-Systems and Toshiba, provided that Toshiba shall compensate M-Systems for the Direct Costs (as defined below) of such tech-support.  The "Direct Costs" shall include any out of pocket expenses incurred by M-Systems at Toshiba`s request and travel expenses of M-Systems` employees or consultants for trips taken per Toshiba`s request (including [**] per employee or consultant per each day of travel).  All payments under this Section 4.6(c) shall be paid by Toshiba within sixty (60) days from M-Systems` invoice.

4.7 Assistance. Each party will provide reasonable assistance, including providing and executing any additional documentation, necessary to enable the other party to exercise the rights granted to it under this Agreement and to record and protect its rights in and to its intellectual property.

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4.8 Assistance in Failure Analysis; Quality Assurance.  The parties agree that if the MDOC-512 will be defective in any manner (whether at Toshiba`s  or M-Systems` fault or respective technologies) they shall both cooperate in any analysis that may be required in connection with such failure. Both parties will help each other and cooperate with all quality assurance (QA) issues related to the development of the MDOC-512 under this Agreement.  The parties will maintain a QA team in compliance with the requirements of ISO 9000 or alternatively QS-9000, and will implement the best manufacturing and testing practices to insure a very high level of workmanship.  All product related activities shall be based on common well known industry standards and will be documented according to each party`s working processes.

4.9 No Implied Licenses.  Except for the rights expressly granted under this Agreement, no other rights, including but not limited to trade secrets, patents, mask work rights, copyrights, trademarks, Confidential Information or other intellectual property rights are granted by this Agreement.  Toshiba expressly acknowledges and agrees that it will not use, manufacture, sublicense or otherwise dispose of the M-Systems Technology, MDOC-512 design and maskworks except as expressly provided in Sections 4.3 and 4.4 of this Agreement.

4.10 Documentation and Updates.  Each party will provide to the other end user documentation and documentation necessary to provide customer support for the MDOC-512 Units and updates to such documentation as they becomes available.

5 MARKETING ACTIVITIES

5.1 M-Systems will continue to seek support for MDOC in leading operating systems, including but not limited to Windows CE, Windows NT, and VxWorks.

5.2 M-Systems will continue its efforts to obtain continued design-in of DOC sockets in motherboards and other applications.

5.3 Toshiba will participate as a strategic partner in M-Systems` marketing activities for MDOC-512 Units and Combo Units and provide ongoing support for such activities as reasonably requested by M-Systems.

5.4 Toshiba will be entitled to include links to M-Systems` home page on Toshiba`s web site pages describing Toshiba`s flash memory products after providing written notice to M-Systems. Toshiba will refer to M-Systems in appropriate collateral and marketing materials regarding flash memory products.

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6 PRESS RELEASE

6.1 Promptly upon M-Systems` request, Toshiba and M-Systems will issue a press release announcing the parties` agreement to cooperate in the area of flash data storage and Toshiba`s intent to become a second source for DiskOnChip products.

6.2 M-Systems will announce, with Toshiba`s participation if requested by M-Systems, the availability of MDOC-512 Units and Combo Units, and the parties` collaboration in developing and marketing the MDOC-512 Units and Combo Units.

6.3 The press releases described in this Section 6 will not be deemed to violate Section 8.

7 Warranties

7.1 Toshiba Warranties.  Toshiba warrants that: (i) it has the right and authority to enter into this Agreement; and (ii) to the best of its knowledge, Toshiba can complete its Development Responsibilities and deliver the Toshiba Deliverables without infringing any copyright, trade secret, or mask work right of any third party.

7.2 M-Systems Warranties.  M-Systems warrants that: (i) it has the right and authority to enter into this Agreement; and (ii) to the best of its knowledge, M-Systems can complete its Development Responsibilities and deliver the M-Systems Deliverables without infringing any copyright, trade secret, or mask work right of any third party.

8 Confidentiality

8.1 For eight (8) years from the date of receipt of the Confidential Information from the other party: (i) each party shall protect the confidence of the other's Confidential Information and prevent its unauthorized dissemination and use using the same degree of care that such         party uses to protect its own like information; (ii) neither party shall use the other's

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Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement; and (iii) neither party shall disclose to third parties the other's Confidential Information without prior written consent of the other party; provided that the foregoing confidentiality obligation shall not apply to any information which (i) is already known to the receiving party at the time of its receipt from the disclosing party, as can be evidenced by written records; (ii) is or becomes publicly available without breach of this Agreement by the receiving party; (iii) is made available to a third party by the disclosing party without restriction on disclosure; (iv) is rightfully received by the receiving party from a third party without restriction and without breach of this Agreement or any agreement of such third party with a party hereof; (v) is independently developed by the receiving party; or (vi) is required to be disclosed by the order of a governmental agency or legislative body or a court of competent jurisdiction, provided that prior to making any such disclosure the party subject to such order shall use best efforts to coordinate such disclosure with the other party to this Agreement.

8.2 Notwithstanding Section 8.1, M-Systems and Toshiba  may disclose to potential customers, distributors, and other interested third parties, under appropriate non-disclosure agreements, information regarding MDOC-512 and M-Systems` and Toshiba`s role in developing and selling MDOC-512 Units and Combo Units, prior to a general public announcement of MDOC-512 Units and Combo Units; provided, however, that M-Systems may not disclose Toshiba Confidential Information regarding Toshiba Technology and Toshiba may not disclose M-Systems` Confidential Information regarding M-Systems Technology without the other party`s prior written consent, which consent shall not be unreasonably withheld.

9 Notices

9.1 Toshiba will cause the top level metal mask work layer of the MDOC-512`s to bear a mask work and copyright notice as follows:

"(M) © Toshiba Corporation/M-Systems Flash

Disk Pioneers, Ltd., 200X.  All Rights Reserved"

or such other notice that has been approved in writing by M-Systems.

9.2 Toshiba will include on the outside packaging of MDOC-512 Units and Combo Units the name "M-Systems" and, on units sold to M-Systems, the part number specified by M-Systems, and other identification as approved by M-Systems.

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10 Term

This Agreement will commence on the Effective Date and will continue for eight (8) years thereafter unless terminated as provided in this Agreement.  Toshiba shall have an option to extend the term of this Agreement for one (1) additional year by providing written notice to M-Systems prior to the end of the initial term of this Agreement.  In the event demand still exists for MDOC-512 Units and Combo Units beyond this nine (9) year period, the parties will discuss in good faith further extensions of the Agreement.

11 Termination

11.1 Termination for Convenience.  M-Systems may terminate this Agreement for its convenience at any time prior to M-Systems' final acceptance of the Deliverables, for any reason or for no reason by giving Toshiba written notice of termination.  Termination will become effective upon receipt of such notice by Toshiba.

11.2 Termination for Cause By Either Party.  Either party will have the right to terminate this Agreement, immediately upon written notice at any time if:

(a) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than a breach covered by Section 11.2(b), and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party's intention to terminate;

(b) The other party has caused more than one hundred twenty (120) days delay in achieving any Milestone or delivering a Deliverable as provided in Section 2.1;

(c) The other party: (i) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature, or (ii) makes an assignment for the benefit of creditors; or

(d) The Master Purchase Agreement (insofar as it relates to the MDOC-512 Units and Combo Units) is terminated by such party for cause.

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11.3 Effect of Termination.

(a) Upon any termination of this Agreement by M-Systems under any of the subsections of Section 11.2, (i) Toshiba shall immediately deliver to M-Systems all work in process on the Deliverable, (ii) the payment obligations by M-Systems shall expire and be of no further force and effect, and (iii) any license granted by a party to the other shall terminate and be of no force and effect. Provided however, that any and all payment obligations incurred by Toshiba in connection with the sale of MDOC-512 Units and/or Combo Units prior to the termination date shall survive the termination of this Agreement and that Toshiba shall be required to make such payments as they become due.

(b) If the Agreement is terminated by Toshiba under Sections 11.2(a), 11.2(c) or 11.2(d), (i) M-Systems shall immediately  deliver to Toshiba all work in process on the Deliverables, and (ii) the licenses granted by M-Systems to Toshiba under this Agreement shall continue to be in full force and effect, subject to the continuance payments of the royalties to M-Systems for each Royalty Period after the termination date, all as set forth in Section 3 of this Agreement. For the avoidance of doubt, (i) the license granted to Toshiba under this Section 11.3(b) shall be limited to the manufacture of the MDOC-512 Units and Combo Units under this Agreement only, and Toshiba shall not be entitled to use the M-Systems Technology and/or any other intellectual property rights of M-Systems for any other purpose whatsoever, and (ii) in the event of the termination of this Agreement by Toshiba under this Section 11.3(b), Toshiba shall not be required to pay the Support Fees set forth in Section 4.6 hereof.

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(c) If this Agreement is terminated (i) by Toshiba prior to acceptance of the final Deliverables under Section 11.2(b) above, or (ii) by M-Systems prior to acceptance of the final Deliverables under Section 11.1 above M-Systems will pay Toshiba the lesser of (a) the actual mask costs, development lot costs, and other hardware costs incurred by Toshiba as of the date of termination in developing prototypes and samples of the MDOC-512 in connection with the development effort (as evidenced to M-Systems` reasonable satisfaction) less the M-Systems NRE Payments made by M-Systems as of the date of termination hereunder, or (b) the double of the remaining M-Systems NRE Payments hereunder at the termination in addition to the M-Systems NRE Payments received by Toshiba as of the date of termination hereunder.  If payments already made by M-Systems as of the date of termination exceed the actual mask costs, development lot costs and other hardware costs (as defined in 1.18) incurred by Toshiba as of the date of termination, then Toshiba will reimburse M-Systems for the payments received in excess of such costs.  In the event M-Systems makes the payment required by this Section 11.3(c), M-Systems will not be required to make the remaining M-Systems NRE Payments under Section 3.1.  If M-Systems terminates this Agreement for cause prior to the final acceptance of the Deliverables, declines to accept delivery of any complete or partially completed Deliverables and returns to Toshiba any previously accepted Deliverables, Toshiba shall immediately refund to M-Systems all payments previously received by Toshiba from M-Systems hereunder. This Section 11.3(c) states the entire monetary obligation of either M-Systems or Toshiba in connection with any termination of this Agreement by M-Systems pursuant to Section 11.1 above and/or the termination of this Agreement by Toshiba pursuant to Section 11.2(b) above.

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(d) Upon any termination of this Agreement, for any reason, each party will return all Confidential Information of the other party, except for Confidential Information which it may be entitled to retain by virtue of licenses that survive termination of this Agreement, if such licenses survive the termination in accordance with the above.  Each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination other than as set forth above. Notwithstanding any of the above, the provisions of Sections 1, 3.2, 3.3, 3.4, 4.1, 4.7, 7, 8, 11, 12, 13, 14, 15 and 16 and any liability arising from any breach of this Agreement will survive termination of this Agreement.  Neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms other than as set forth in this Agreement.  Subject to the provisions of Section 13, termination of this Agreement will be without prejudice to any other right or remedy of either party. All licenses granted hereunder shall not survive the termination of this Agreement unless expressly set forth otherwise.

11A TOSHIBA`S FAVORABLE TERMS

(a) M-Systems acknowledges that during the term of this Agreement it shall not license to any third party, for  [**], the M-Systems Technology licensed hereunder for the purpose of designing and/or manufacturing an MDOC-512 equivalent together with third party`s NAND technology.

(b) Without derogating from the above, M-Systems shall grant Toshiba a priority to manufacture for M-Systems MDOC-512 Units for similar terms (including prices, lead time, capacity commitments, etc.) relative to the terms offered by such third party.

(c) In addition, the parties agree that in the event that M-Systems shall desire to develop new NAND based monolithic DiskOnChip product(s) together with any third party, it shall first approach Toshiba with an offer to develop such product(s) and try to get to an understanding and reach an agreement with Toshiba, if applicable, with respect to the development of such new product(s).

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12 Right to Develop Independently

Nothing in this Agreement will impair either party`s right to acquire, license, develop, manufacture or distribute for itself, or have others develop, manufacture or distribute for it, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the MDOC-512, provided that in doing so the party does not violate the confidentiality or license provisions of this Agreement or infringe the other party`s intellectual property rights.

13 DISCLAIMER OF CONSEQUENTIAL DAMAGES

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE OTHER PARTY`S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

14 INTELLECTUAL PROPERTY MUTUAL INDEMNIFICATION

Each of the parties hereto (in this Section, the "Indemnifying Party") agrees to defend, at its  expense, any action brought against the other party (in this Section, the "Indemnified Party") based upon a claim that the intellectual property rights of the Indemnifying Party, as they relate to the MDOC-512, infringe any copyright, trademark or trade secret of any third party, provided that (i) the Indemnified Party promptly notifies the Indemnifying Party in writing of any such action or proceeding that has been brought or which is threatened, and (ii) the Indemnified Party cooperates fully in the defense or settlement of any such action. Subject to the limitations above, the Indemnifying Party agrees to indemnify the Indemnified Party against costs, expenses and damages finally awarded in an action described above, provided that the Indemnified Party grants the Indemnifying Party sole control of the defense of any such action and all related negotiations for settlement. Notwithstanding the above, in no event shall a liability of a party under this Agreement exceed the aggregate amounts actually received by such party under this Agreement.

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15 COMPLIANCE WITH LAWS

Each party will comply with all applicable laws and regulations governing their activities under this Agreement, including but not limited to the export control laws and regulations of the United States and Japan.  In addition, the parties agree that no technology furnished to the other will be used for any purpose to develop and/or manufacture nuclear, chemical, or biological weapons and/or missiles (hereinafter "Weapons of Mass Destruction").  Each party further agrees that it will not sell semiconductor products using technology received from the other party hereunder, to any party if it knows that the end-user of such products will use them for the development and/or manufacture of Weapons of Mass Destruction.  Each party will defend, indemnify, and hold the other party harmless for any loss, cost, or expense resulting as a direct result of the first party's violation of any law, rule, or ordinance of any country, state, or any other governmental agency in the performance of this Agreement.

16 GENERAL

16.1 Force Majeure.  Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance.  The delayed party's time for performance or cure under this Section 16.1 shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less.

16.2 Relationship of Parties.  The parties to this Agreement are independent contracting parties and this Agreement does not create a partnership, joint venture, agency or otherwise authorize one party to represent, act on behalf of, or obligate the other party.

16.3 Deleted.

16.4 No Value Added, Sales or Use Tax.  The purpose of development of the Deliverables under this Agreement is to demonstrate that the MDOC-512 developed hereunder will conform to the Specifications.  The Deliverables have no intrinsic value as an item.  As such, no value added, sales, or use taxes have been assessed or are anticipated to be required as a result of the services performed under this Agreement.  To the extent any such taxes are ultimately assessed to Toshiba as a retailer, M-Systems shall have responsibility to discharge the claim with the assistance of Toshiba.

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16.5 Assignment.  The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that neither party may assign or delegate its obligations under this Agreement either in whole or in part, without the prior written consent of the other party, except in the event of a merger or acquisition of all or substantially all of a party`s assets.  Any attempted assignment in violation of the provisions of this Section 16.5 will be void.

16.6 Equitable Relief.  Because the parties will have access to and become acquainted with Confidential Information of the other party, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, each party agrees that the other party will have the right to enforce the confidentiality provisions of this Agreement by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the parties may have for breach of this Agreement.

16.7 Applicable Law;.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

16.8 Dispute Resolution.  The parties shall attempt to resolve any disputes by discussions between appropriate management representatives of each party.  In the event the parties are unable to resolve disputes through such mechanism, except as provided below, any claim, dispute or controversy arising out of or in connection with or relating to this Agreement shall be submitted by the parties to arbitration by the American Arbitration Association under the commercial arbitration rules then in effect for that association except as provided herein.  The proceedings will be held in California.  The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate.  If no arbitrator is appointed within such thirty (30) day period or any extension of time which is mutually agreed upon, the AAA shall make such appointment within thirty (30) days after the time for a mutually agreed appointment has expired.  All proceedings shall be held in English.  The arbitrator will determine, in consultation with the parties, a schedule for preparation and hearing to permit an orderly and expeditious resolution of the matter. Within thirty (30) days of the selection of the arbitrator, each party will provide to the other and to the arbitrator, copies of documents and a list of witnesses, with a summary of their expected testimony, that the party intends to rely on at the hearing.  The parties will provide additional documents and update that list as they become aware of additional documents and witnesses that they intend to rely on at the hearing.  A party will not be permitted to introduce at the hearing a document or witness that has not been identified by one of the parties at least seven (7) days before commencement of the hearing, unless leave

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of the arbitrator is obtained for good cause shown.  The parties will be entitled to request, by category, relevant documents in the possession of the other party.  Requested relevant documents may be provided in the language in which they were originally prepared.  The arbitrator will issue a written decision containing findings of fact and conclusions of law within thirty (30) days of the close of the hearing.  The failure of the arbitrator`s decision to be in accordance with applicable law will be grounds for appeal.  Except as provided herein and by applicable law, the award rendered by the arbitrator shall be final.  The award shall include costs of arbitration.  Judgment on such award may be entered in any court having jurisdiction thereof.  Unless ordered otherwise by the arbitrator, each party shall bear its own costs of appearance, presentation, and participation in the arbitration process, including but not limited to fees of attorneys and expert witnesses. Nothing in this Agreement shall be deemed as preventing either party from instituting, prosecuting or defending an action in a court of competent jurisdiction in a claim: (i) seeking injunctive relief (or any other provisional remedy), (ii) involving the infringement of the intellectual property rights of either party, or (iii) for breach of the provisions of this Agreement which relate to the grant of license of intellectual property rights or to confidentiality.  Any litigation between the parties relating to this Agreement shall take place in the Northern District of California.  The parties consent to the personal jurisdiction of and venue in the state and federal courts within that District.

16.9 Severability.  If for any reason a court of competent jurisdiction or the arbitrator referred to in the preceding subsection finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

16.10      Notices.  All notices required or permitted under this Agreement shall be in writing, reference this Agreement and be deemed given when:  (i) delivered personally; (ii) when sent by confirmed facsimile; (iii) two (2) days after deposit with a commercial courier, with written verification of receipt.  All communications will be sent to the addresses set forth below.  Either party may change its address by giving notice pursuant to this Section 16.10.

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M-Systems: General Counsel and VP Business Development M-Systems Flash Disk Pioneers Ltd. 7 Atir Yeda St. Kfar Saba, 4442 Israel Tel: +972-9-764-5000 Fax: +972-3-5488-666	Toshiba General Manager Legal Affairs and Contracts Div. Semiconductor Company Toshiba Corporation 1-1-1, Shibaura, Minato-ku, Tokyo, 105-8001 Japan Tel: +81-3-3457-3452 Fax: +81-3-5444-9342

16.11 No Waiver.  Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

16.12 No Rights in Third Parties. This Agreement is made for the benefit of Toshiba and M-Systems and their respective subsidiaries and affiliates, if any, and not for the benefit of any third parties.

16.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but collectively shall constitute but one and the same instrument.

16.14 Headings and References.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16.15 Construction.  This Agreement has been negotiated by the parties and their respective counsel.  This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

16.16 Complete Agreement.  This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior understandings or agreements, written or oral, regarding such subject matter. For avoidance of doubt, it is confirmed that this Agreement, unless otherwise stated, does not supersede the terms of the MDOC-64 D&L Agreement, the MDOC-256 D&L Agreement, the MDOC-128 D&L Agreement or the Master Purchase Agreement.  No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.  To the extent any terms and conditions of this Agreement conflict with the terms and conditions of any invoice, purchase order or purchase order acknowledgment placed hereunder, the terms and conditions of this Agreement shall govern and control.

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16.17 Addition of new exhibits to the Master Purchase Agreement. The parties agree to add four new exhibits (designated as exhibits A-4, B-4, C-4 and D-4) to the Master Purchase Agreement, such exhibits to be as set forth in Exhibit D of this Agreement.

16.18 Future Opportunities: The parties agree to discuss in good faith future opportunities (on a case by case basis) to develop and/or market joint products, under the general terms and conditions set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

M-Systems Toshiba CORPORATION

FLASH DISK PIONEERS LTD.

BY:	_______________________	BY:	____________________________
NAME:	Dov Moran______________	NAME:	Masashi Muromachi____________
TITLE:	President & CEO_________	TITLE:	Vice President, Memory Division__ Semiconductor Company________
DATE:	_______________________	DATE:	____________________________

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Exhibit A

MDOC-512 SPECIFICATIONS

See Design Specification document from October 25, 2002 (Design Spec MDOC512 021025.doc).

[**]

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Exhibit B

M-SYSTEMS` TECHNOLOGY; TOSHIBA`S TECHNOLOGY; DEVELOPED TECHNOLOGY

M-SYSTEMS` TECHNOLOGY

The following is a description of the M-Systems` proprietary technology being integrated into the MDOC-512:

[**]

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[**]

TOSHIBA`S TECHNOLOGY

[**]

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DEVELOPED TECHNOLOGY

[**]

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EXHIBIT C

DEVELOPMENT SCHEDULE AND RESPONSIBILITIES

Milestone	Deliverables	Date Due	Party Responsible
Spec Completion	Spec Document	June 19th,2002	M-Systems
1st Net-List	Netlist File	Aug 24th, 2002	M-Systems
1st Floor Plan	Floor Plan File	Aug 19th, 2002	Toshiba
Sign-Off	Signature page	Oct 26st, 2002	M-Systems / Toshiba
Mask Ready	Mask	Nov 1st,2002	Toshiba
1st Silicon	Silicon	Feb 28th,2003	Toshiba
Ceramic Package	Ceramic package MDOC-512 (untested)	Mar 5th, 2003	Toshiba
Center lot Characterization	Report File	Mar 25th,2003	Toshiba
ES (TSOP I)	TSOP I packaged MDOC-512	Apr 2nd,2003	Toshiba
ES (7x10 BGA)	7x10x1.2mm BGA packaged MDOC-512	Mar 26th,2003	Toshiba
Device Evaluation (ceramic package)	Report File	Mar 25th,2003	M-Systems
Corner lot verification	Report File	May 26th,2003	Toshiba
CS (168)	Report + MDOC-512 Devices (TSOP I, 7x10 BGA)	May 26th,2003	Toshiba
Device Documentation (TSOP I, 7x10 BGA)	Product`s Documentation, specs & Reports	Jun 5th,2003	Toshiba
MP (1000h)	Report + MDOC-512 Devices (TSOP I, 7x10 BGA)	Jun 26th,2003	Toshiba

1st Net-List means a preliminary net-list for tentative file generation.

But it was too tentative and useful just for area estimation.

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2nd net-list which was really useful for timing check was arrived on Oct.17th,2002.

The date of spec completion was just for Rev.0.0 (first revision).

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Exhibit D

ADDITIONAL EXHIBITS TO THE MASTER PURCHASE AGREEMENT

The following exhibits shall be added as exhibits to the Master Purchase Agreement (the "MPA") dated August 10, 1998, by and between M-Systems Inc. ("M-Systems") and Toshiba America Electronic Components, Inc. ("Toshiba"), and shall be considered, for all intents and purposes, as original exhibits to the MPA:

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EXHIBIT A-4

DATED DECEMBER 5, 2002

TO A MASTER PURCHASE AGREEMENT

DATED AUGUST 10, 1998

This Exhibit A-4 to the Master Purchase Agreement (the "MPA") dated August 10, 1998 between M-Systems Inc. (together with its affiliates "M-Systems") and Toshiba America Electronic Components, Inc. (together with its affiliates "Toshiba") sets forth the terms relating to the purchase by M-Systems from Toshiba of MDOC-512 (as defined in a separate agreement between the parties).

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EXHIBIT B-4

DATED DECEMBER 5, 2002

TO A MASTER PURCHASE AGREEMENT

DATED AUGUST 10, 1998

This Exhibit B-4 to the Master Purchase Agreement (the "MPA") dated August 10, 1998 between M-Systems Inc. (together with its affiliates "M-Systems") and Toshiba America Electronic Components, Inc. (together with its affiliates "Toshiba") sets forth the terms relating to the purchase by M-Systems from Toshiba of MDOC-512 Units (as defined below).

1.      Product

1.1.              MDOC-512 Units (as defined in the Development and License Agreement dated December 5, 2002).

1.2.              Combo Units (as defined in the Development and License Agreement dated December 5, 2002).

The MDOC-512 Units may be also referred to below as MDOCs Units

2.      Prices

The prices of MDOCs Units shall be calculated on a separate basis for MDOC-512, in accordance with the guidelines set forth below.

2.1.               Binary MDOCs:

2.1.1. The price of the binary MDOCs Units to be purchased by M-Systems from Toshiba shall be the lower of the following: (i) Toshiba`s average selling price to [**] of binary NAND of the same capacity, multiplied by the Binary Die Size Factor (as defined below and subject to Section 2.4) for that capacity, (ii) Toshiba`s average selling price to [**] of MLC NAND of the same capacity, multiplied by the Hybrid Die Size Factor (as defined below and subject to Section 2.4) for that capacity, (iii) Toshiba`s Best Selling Price (as defined in Section 2.5 below), excluding sales to [**], of such MDOCs Units to any of its customers minus [**], (iv) Toshiba`s selling price to [**], or (v) With respect to a sale of products by M-Systems to [**] only, Toshiba`s selling price of such binary MDOC Units to [**], minus [**].

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2.1.2. For the purpose of this Section the term "Binary Die Size Factor" of a capacity shall mean the die size of the binary MDOC Units of that capacity divided by the die size of the same process binary NAND of that capacity, and the term "Hybrid Die Size Factor" of a capacity shall mean the die size of the binary MDOC Units of that capacity divided by the die size of the same process MLC NAND of that capacity.

2.2.               MLC MDOCs:

2.2.1. The price of the MLC MDOCs Units to be purchased by M-Systems from Toshiba shall be the lower of the following: (i) Toshiba`s average selling price to [**] of binary NAND of the same capacity, multiplied by the Hybrid Reverse Die Size Factor, provided that such Hybrid Reverse Die Size Factor shall not be more than one (1) as will be determined by mutual agreement of the parties based on those items including final die size, yield and testing time, plus half of the benefit accrued from the application of such Hybrid Reverse Die Size Factor, and provided further that, in the event of such Hybrid Reverse Die Size Factor being more than one (1), Toshiba and M-Systems will discuss in good faith any reasonable terms and conditions (ii) Toshiba`s average selling price to [**] of MLC NAND of the same capacity, multiplied by the MLC Die Size Factor (as defined below and subject to Section 2.4) for that capacity, (iii) Toshiba`s Best Selling Price (as defined in Section 2.5 below) of such MDOCs Units to any of its customers, excluding sales to [**], minus [**], (iv) Toshiba`s selling price to [**], or (v) With respect to a sale of products by M-Systems to [**] only, Toshiba`s selling price of such MLC MDOC Units to [**], minus [**].

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2.2.2. For the purpose of this Section the term "MLC Die Size Factor" of a capacity shall mean the die size of the MLC MDOC Units of that capacity divided by the die size of the same process MLC NAND Units of that capacity, and the term "Hybrid Reverse Die Size Factor" of a capacity shall mean the die size of the MLC MDOC of that capacity divided by the die size of the same process binary NAND of that capacity.

2.3              Combo Units:

2.3.1. The prices of Combo Units shall be calculated to be equal to Toshiba`s Best Selling Price (as defined in Section 2.5 below) of such Combo Units to [**], minus [**].

2.4 Die Size Price Penalty Limitation:

For each of the Die Size Factors used in the calculations of Sections 2.1 and 2.2, there will be a calculated "Die Size Price Penalty" which reflects the amount in dollars contributed to the MDOC Unit price calculation by the relevant Die Size Factor. For each Die Size Factor, once the Die Size Price Penalty is set it will remain in effect also with respect to future sales, unless replaced by a lower value.

For example, if initially Toshiba`s average selling price to [**] of binary NAND is [**] and the Binary Die Size Factor is [**], then the corresponding Die Size Price Penalty shall be equal to [**] and the price calculated according to Section 2.1.1.(a) shall be [**]. If at a later time the average NAND price will be [**], then the Binary Die Size Price Penalty shall remain at a value of [**] and therefore the price calculated according to clause 2.1.1.(a) shall be [**]. Both parties will discuss and agree upon schedules (such as timing and frequency) relating to the calculation of the Die Size Price Penalty.

2.5 The "Best Selling Price" shall be defined as the lowest price charged by Toshiba for MDOCs Units, Combo Units or NAND flash as applicable, and will remain in effect until replaced by a lower price. The above formula will be applied separately to each shipment of Binary MDOCs Units, MLC MDOCs Units, Combo Units or NAND flash at the time of the shipment and notwithstanding any different price stated on the purchase order.

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2.6 In the event that in any Fiscal Year M-Systems is realizing more than [**] Gross Margin (revenue less COGS) on the MDOCs Units and Combo Units collectively, then Toshiba shall be entitled to receive from M-Systems an amount  equal to [**] of the Gross Margin in excess of such [**] realized by M-Systems on MDOCs Units and Combo Units collectively during such Fiscal Year  (collectively, the "Gross Margin Amounts"). In connection with the calculation under this Section 2.6, M-Systems shall provide Toshiba within no later than 60 days after the end of each Fiscal Year, with a letter signed by M-Systems` CFO, certifying that either (i) M-Systems has realized [**] or less Gross Margin on the MDOCs Units and Combo Units collectively for the previous Fiscal Year, or (ii) M-Systems has realized more than [**] Gross Margin on the MDOCs Units and Combo Units collectively for the previous Fiscal Year, and the exact Gross Margin (in percentage) realized by M-Systems on the MDOCs Units and Combo Units collectively for the previous Fiscal Year. The Gross Margin Amounts, if applicable, shall be paid by M-Systems to Toshiba within no later than 30 days from the date of Toshiba`s invoice.

3.      Discontinuing Product

3.1.               Toshiba may send written notice to M-Systems after discussing the issue first with M-Systems, of Toshiba`s intent to discontinue production of MDOC-512 Units (only after the production of such product has commenced), which discontinuance shall take effect no earlier than one year from such notice, or at such other time as the parties may agree in writing.

3.2.               M-Systems may order any quantities it requires prior to discontinuance of production for delivery no more than six (6) months from the date production ceases.  In the event of such discontinuance of production, Toshiba`s rights under Sections 4.3 and 4.4 of the applicable Development and License Agreement shall cease.

3.3.               Toshiba will not sell the MDOC-512 Units and/or Combo Units to any other customer after discontinuing sales of such MDOCs (as applicable) to M-Systems, unless M-Systems has discontinued placing purchase orders for such MDOCs Units and has declined to purchase any remaining inventory after being given at least sixty (60) days notice of Toshiba`s intent to sell such inventory.

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4.      Capacity Requirements; Forecasts

4.1.               M-Systems will provide Toshiba, on a monthly basis and no later than 35 days prior to the first date of the first month of each forecast, with a 12 months rolling forecast with respect to the purchase of MDOCs Units by M-Systems. Such forecasts shall detail the amount of MDOCs Units M-Systems expects to purchase in each month of the forecast. The first three months contained in each forecast shall be considered as committed purchase order of MDOCs Units, and months 4 to 12 contained in each forecast shall be considered as purchase orders of MDOCs Units, subject to following adjustments which may be made in future forecasts: (i) M-Systems shall be committed to [**] of the aggregate amount for month 4, (ii) M-Systems shall be committed to [**] of the aggregate amount for month 5, (iii) M-Systems shall be committed to [**] of the aggregate amount for month 6, (iv) M-Systems shall be committed to [**] of the aggregate amount for months 7 to 9, (v) M-Systems shall be committed to [**] of the aggregate amount for months 10 to 12. The table set forth in Section 4.8 below is intended to illustrate the above commitment rates.

4.2.               MDOC-512: following the release of the MDOC-512 Units (the "Release date"), Toshiba will guaranty sufficient capacity to manufacture for M-Systems a number of  MDOC-512 Units in an amount of (i) at least [**] of the amounts detailed in M-Systems` forecast for months 1 and 2, (ii)  at least [**] of the amounts detailed in M-Systems` forecast for months 3 and 4, and (iii) at least [**] of the amounts detailed in M-Systems forecasts for months 5 to 12. The table set forth in Section 4.8 below is intended to illustrate the above capacity guarantee rates.

4.3.               Deleted.

4.4.               Without derogating from Section 4.2 above, in the event that M-Systems` forecast for months 7 to 9 or 10 to 12, relative to the forecast for months 1 to 3 and/or 4 to 6, represents a substantial and uncommon increase (as the parties will agree to in good faith negotiations), then the parties agree to have further discussions with respect to Toshiba`s guaranty of capacity with respect to months 7 to 9 and/or 10 to 12 of the forecast.

4.5.               In addition to Toshiba`s obligation to guarantee capacity as set forth above, in the event that demand for the MDOCs Units exceeds available supply, Toshiba will make  reasonable efforts to provide M-Systems with an equitable allocation of MDOCs Units.

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4.6.               Toshiba will make  reasonable efforts to allocate Combo Units to M-Systems as requested by M-Systems.

4.7.               Notwithstanding the other provisions of this Section 4, M-Systems undertakes that it shall purchase from Toshiba products (which shall include any and all products sold by Toshiba to M-Systems under this Agreement or any other agreement, including MDOC-128, MDOC-256, MDOC-512, Combo Units of any kind of MDOC, NAND flash (which such NAND flash shall be purchased by M-Systems for the Best Selling Price) and/or any other products, at the allocation of which shall be determined by M-Systems in its sole discretion) in the following minimum aggregate amounts: (i) for 2002 - $US13,000,000, (ii) for 2003 - $US19,500,000, and (iii) for 2004 - $US27,000,000, provided that Toshiba will guaranty competitive pricing, reasonable lead time and sufficient capacity (with reasonable prior demand forecast by M-Systems) for M-Systems for products, the allocation of which shall be determined by M-Systems in its sole discretion, in an aggregate amount as follows: (a) for 2002 - [**], (b) for 2003 - [**], and (iii) for 2004 - [**].

4.8 The table set forth below is intended to illustrate the percentages detailed in Sections 4.2 and 4.4 above:

Month	1	2	3	4	5	6	7	8	9	10	11	12
M-Systems` Commitment	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Toshiba`s capacity guarantee	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

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General

4.8.               Toshiba shall keep and maintain appropriate books and records necessary for verification that prices charged for MDOCs Units meet the requirements of this Exhibit B-4. For four (4) years after the end of each Royalty Period, M-Systems shall be entitled, not more than once annually to retain independent auditors at M-Systems` expense, to review Toshiba`s books and records for the purpose of determining whether the prices paid by M-Systems for the MDOCs Units meet the requirements of this Exhibit B-4. Any prices paid by M-Systems to Toshiba which are determined as a result of the audit to be incorrect will immediately be corrected by Toshiba. Toshiba will send out an amended price schedule and reimburse M-Systems for any overpayment. In the event the overpayment was more than seven and a half percent (7.5%) of the aggregate payments made for the period being reviewed, Toshiba shall pay the cost of such audit.

5.2 The parties agree to discuss and cooperate in good faith in the implementation of the understandings and the processes set forth in this Exhibit B-4, including, as an example, the process relating to the purchase of NAND Flash by M-Systems.

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EXHIBIT C-4

DATED DECEMBER 5, 2002

TO A MASTER PURCHASE AGREEMENT

DATED AUGUST 10, 1998

This Exhibit C-4 to the Master Purchase Agreement (the "MPA") dated August 10, 1998 between M-Systems Inc. and Toshiba Electronic Components, Inc. ("TAEC") sets forth the terms relating to the purchase by M-Systems from Toshiba of MDOC-512 Units.

1.      Warranty Period

Two (2) years commencing upon Delivery of Product.

2.      Replacement Turn-Around Time

●       Failure report within fourteen (14) days of Toshiba factory receiving defective units.

●       Replacement product shipped within thirty (30) days of TAEC receiving defective units.

3.      Epidemic Failure Rates

●       Single root cause rate: [**]

●       Multiple cause rate: [**]

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EXHIBIT D-4

DATED DECEMBER 5, 2002

TO A MASTER PURCHASE AGREEMENT

DATED AUGUST 10, 1998

This Exhibit D-4 to the Master Purchase Agreement (the "MPA") dated August 10, 1998 between M-Systems Inc. and Toshiba Electronic Components, Inc. sets forth the terms relating to the purchase by M-Systems from Toshiba of MDOC-512 Units.

1.      Lead Times

[**]

2.      Order Adjustment Schedule

For the purpose of the Order Adjustment Schedule, the following Definitions apply:

●       "Days" means the number of days from receipt of written notification of the requested adjustment by M-Systems until the schedule Delivery of the Products.

●       "Adjustment" means the allowable percentage of units ordered that may be either increased over the original purchase order quantity or rescheduled for a later delivery (up to one hundred and eighty (180) days) from the original purchase order delivery date.

Days	Adjustment
91+	[**]
61-90	[**]
31-60	[**]
0-30	[**]

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]

Design Specification

[**]

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